Exhibit 99.1

KMG Chemicals Reports Third Quarter 2012 Results

Consolidation and integration efforts drive 48% year/year diluted EPS increase to $0.34

HOUSTON, TX, June 8, 2012 (BUSINESS WIRE) – KMG Chemicals, Inc. (NASDAQ GS: KMGB), a global provider of specialty chemicals in select markets, today announced financial results for the third fiscal quarter ended April 30, 2012.

2012 Fiscal Third Quarter Highlights

•

Net sales were $66.6 million, up 7.6% versus $61.9 million in the third quarter of fiscal 2011, primarily reflecting the impact of recently implemented pricing actions in both the Electronic Chemicals and Wood Treating chemicals businesses.

•

Operating income increased 65.9% to $6.9 million from $4.1 million in the third fiscal quarter of 2011. Operating margins were 10.3% in the third quarter of 2012, up from 6.7% in the prior year period.

•	Diluted earnings per share were $0.34 per share versus $0.23 per share reported in last year’s third fiscal quarter.

•	Net cash provided by operating activities was $8.5 million, compared to net cash used of $459,000 in the same period a year ago.

•

Total long-term debt was $28 million, down from $41 million at the end of the preceding quarter and $49.3 million at the end of fiscal 2011. The Company used the proceeds received on the sale of its Animal Health business to repay $10.0 million of the balance during the third quarter of fiscal year 2012.

Neal Butler, President and CEO of KMG, commented, “Our third quarter earnings were up substantially from the preceding quarter and from the prior-year period, reflecting the benefits of our Electronic Chemicals plant consolidation and integration efforts. Targeted pricing actions in our Electronic Chemicals and Wood Treating business segments also benefited results, and enabled us to recoup higher raw materials costs. We ended the quarter in a strong financial position with $5.2 million in cash and a balance sheet with substantial borrowing capacity to fund further growth.”

Business Unit Overviews and Trends

KMG previously had four reportable segments: Electronic Chemicals, Penta, Creosote, and Animal Health. During the first fiscal quarter of 2011, the Company re-evaluated the criteria used to determine operating segments, and concluded that its two Wood Treating product segments met the criteria of a single operating segment. Then on March 1, 2012, the Company sold its Animal Health business. KMG’s reportable segments have been revised to reflect a change from four to two reportable segments: Electronic Chemicals and Wood Treating Chemicals. Prior period information has been reclassified to conform to the current period presentation.

Electronic Chemicals

Net sales in the Electronic Chemicals segment increased 2.4% to $39.4 million in the fiscal third quarter of 2012, as compared to $38.5 million in the third fiscal quarter of 2011. The year-over-year sales increase primarily reflected the positive impact of price increases instituted over the past twelve months. Despite some softening in the European semiconductor market due to economic weakness, our overall sales volumes have remained relatively firm. We expect demand for our electronic chemicals products to improve in calendar 2012, and we will have additional business from a new North American semiconductor fabrication facility that has come on stream.

Segment operating profits improved 146% to $3.9 million, from $1.6 million in the same period a year ago, benefiting from higher product pricing completed over the last twelve months as well as efficiency improvements in our supply chain and the completion of our integration of the General Chemical acquired assets in fiscal 2011.

Wood Treating Chemicals

Net sales in the Wood Treating Chemicals segment increased 16.1% to $27.2 million in the fiscal third quarter of 2012, up from $23.4 million in the third fiscal quarter of 2011. The year-over-year sales increase primarily reflected higher realized pricing for creosote and pentachlorophenol products, although both products also benefited from increased sales volumes. We foresee relatively flat demand in our Wood Treating segment for the remainder of fiscal 2012.

Wood Treating operating income expanded 24.0% in the fiscal third quarter of 2012 to $3.9 million, from $3.2 million in the prior-year period. The increase in operating profits reflected the positive impact of pricing actions implemented to recover previously incurred raw material cost increases, and to a lesser extent, higher sales volumes.

Animal Health Business Sold

On March 1, 2012, KMG completed the sale of the Animal Health business assets to Bayer Healthcare, LLP. In the transaction, KMG sold manufacturing equipment, inventory and product registrations, and retained the real estate at the Elwood, Kansas location. The purchase price was approximately $10.2 million, following the post-closing adjustment for product sold from inventory prior to closing. We are providing manufacturing services to the purchaser under a one year transition services agreement that is renewable for two six-month periods.

Balance Sheet and Cash Flow Overview

John V. Sobchak, CFO of KMG, commented, “At April 30, 2012, total long-term debt declined to $28 million from $41 million at January 31, 2012 and $49.3 million at fiscal 2011 year-end. As of April 30, 2012, our long-term debt consisted of $20 million of fixed-rate notes maturing in December 2014, and $8 million drawn on our $60 million revolving line of credit. Net cash provided by operating activities was $8.5 million in the third fiscal quarter of 2012 and $22.9 million for the nine months of the current fiscal year. Shareholders’ equity was $104.6 million as of April 30, 2012.”

Outlook

Mr. Butler commented, “This quarter’s strong financial performance reflects the progress we have made in integrating acquired electronic chemicals assets, and remains consistent with our prior guidance that results in the second half of fiscal 2012 will show substantial improvement as compared to fiscal 2011. While economic weakness in Europe may temper near-term results in that region, we expect the overall Electronic Chemicals business to be stable in the fiscal fourth quarter. In addition, we do not expect customer demand in our Wood Treating business to show much change from fiscal third quarter levels for the remainder of this fiscal year. As always, we remain active in our search for additional consolidation opportunities in both Electronic Chemicals and Wood Treating Chemicals. We also remain committed to acquiring a new growth platform by fiscal 2014.”

Conference Call

Date: Friday, June 8, 2012

Time: 10:00 am ET

Dial-in: 888-330-6585 (Domestic), 631-813-4882 (International)

Conference ID: 85549353

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

Eric Glover

Manager of Investor Relations

KMG Chemicals, Inc.

713-600-3865

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except for per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
Net sales	$66,579	$61,899	$205,093	$184,660

Cost of sales	45,973	45,134	148,671	133,545

Gross profit	20,606	16,765	56,422	51,115

Distribution expenses	7,418	7,413	19,290	20,743
Selling, general and administrative expenses	6,320	5,211	18,390	15,861

Operating income	6,868	4,141	18,742	14,511

Other income (expense)
Interest income	—	—	1	1
Interest expense	(504)	(571)	(1,610)	(1,765)
Other, net	(48)	50	(195)	(140)

Total other expense, net	(552)	(521)	(1,804)	(1,904)

Income from continuing operations before income taxes	6,316	3,620	16,938	12,607

Provision for income taxes	(2,417)	(1,245)	(6,643)	(4,255)

Income from continuing operations	3,899	2,375	10,295	8,352

Discontinued operations:
Gain/(loss) from discontinued operations, before income tax	182	385	(434)	334
Income tax benefit/(expense)	(116)	(153)	101	(139)

Gain/(loss) from discontinued operations	66	232	(333)	195

Net income	$3,965	$2,607	$9,962	$8,547

Earnings per share:
Basic
Income from continuing operations	$0.34	$0.21	$0.91	$0.74
Gain/(loss) from discontinued operations	0.01	0.02	(0.03)	0.01

Net income	$0.35	$0.23	$0.88	$0.75

Diluted
Income from continuing operations	$0.33	$0.21	$0.89	$0.73
Gain/(loss) from discontinued operations	0.01	0.02	(0.03)	0.01

Net income	$0.34	$0.23	$0.86	$0.74

Weighted average shares outstanding:
Basic	11,363	11,313	11,355	11,306
Diluted	11,539	11,499	11,523	11,484

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	April 30,	July 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,194	$1,826
Accounts receivable
Trade, net of allowance of $16 at April 30, 2012 and $414 at July 31, 2011	28,840	36,410
Other	3,015	3,148
Inventories, net	39,995	41,770
Current deferred tax assets	721	726
Prepaid expenses and other	2,841	2,126

Total current assets	80,606	86,006

Property, plant and equipment, net	69,526	71,826
Restricted cash	1,000	—
Deferred tax assets	1,167	1,176
Goodwill	3,778	3,778
Intangible assets, net	15,057	19,493
Other assets, net	3,167	3,099

Total assets	$174,301	$185,378

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$26,371	$24,899
Accrued liabilities	5,763	4,980
Book overdraft	—	2,852
Income taxes payable	2,160	44
Current deferred tax liabilities	7	7
Current maturities of long-term debt	—	8,000

Total current liabilities	34,301	40,782

Long-term debt, net of current maturities	28,000	41,279
Deferred tax liabilities	6,036	5,381
Other long-term liabilities	1,359	1,406

Total liabilities	69,696	88,848

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 11,371,769 shares issued and outstanding at April 30, 2012 and 11,318,941 shares issued and outstanding at July 31, 2011	114	113
Additional paid-in capital	25,997	25,256
Accumulated other comprehensive loss	(2,954)	(1,233)
Retained earnings	81,448	72,394

Total stockholders’ equity	104,605	96,530

Total liabilities and stockholders’ equity	$174,301	$185,378

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Nine Months Ended April 30,
	2012	2011
Cash flows from operating activities
Net income	$9,962	$8,547
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,285	5,688
Amortization of loan costs included in interest expense	107	82
Stock-based compensation expense	572	441
Bad debt recovery	—	(18)
Inventory valuation adjustment	370	(138)
(Gain)/ loss on disposal of property	(40)	131
Gain on sale of animal health business	(90)	—
Deferred income tax expense	654	546
Tax benefit from stock-based awards	(179)	(196)
Changes in operating assets and liabilities
Accounts receivable — trade	7,159	(1,128)
Accounts receivable — other	138	(676)
Inventories	(4,582)	(1,598)
Other current and noncurrent assets	(1,045)	(1,127)
Accounts payable	1,503	452
Accrued liabilities and other	849	(673)
Income taxes payable	2,268	(361)

Net cash provided by operating activities	22,931	9,972

Cash flows from investing activities
Additions to property, plant and equipment	(3,887)	(5,809)
Proceeds from sale of property	33	59
Proceeds from sale of animal health business	10,203	—
Change in restricted cash	(1,000)	189

Net cash provided by/ (used in) investing activities	5,349	(5,561)

Cash flows from financing activities
Net payments under revolver credit agreement	(9,946)	(2,093)
Principal payments on borrowings on term loan	(11,333)	(6,000)
Proceeds from exercise of stock options	32	200
Tax benefit from stock-based awards	179	196
Book overdraft	(2,852)	—
Payment of dividends	(908)	(735)

Net cash used in financing activities	(24,828)	(8,432)

Effect of exchange rate changes of cash	(84)	220

Net increase/ (decrease) in cash and cash equivalents	3,368	(3,801)

Cash and cash equivalents at beginning of period	1,826	4,728

Cash and cash equivalents at end of period	$5,194	$927

Supplemental disclosures of cash flow information
Cash paid for interest	$1,485	$1,746
Cash paid for income taxes	$3,625	$3,748

Net Sales and Operating Income (Loss) by Segment

($ in thousands; includes effects of rounding)

Segment Net Sales

	Three Months Ended April 30,				Nine Months Ended April 30,
	2012		2011		2012		2011
Segment	Net Sales	% of Total Net Sales	Net Sales	% of Total Net Sales	Net Sales	% of Total Net Sales	Net Sales	% of Total Net Sales
Electronic Chemicals	$39,422	59%	$38,509	62%	$116,396	57%	$111,303	60%
Wood Treating Chemicals	27,157	41%	23,390	38%	88,697	43%	73,357	40%

Total	$66,579	100%	$61,899	100%	$205,093	100%	$184,660	100%

Segment Operating Income (Loss)(1)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2012		2011		2012		2011
Segment	Operating Income	% of Segment Net Sales	Operating Income	% of Segment Net Sales	Operating Income	% of Segment Net Sales	Operating Income	% of Segment Net Sales
Electronic Chemicals	$3,904	9.9%	$1,587	4.1%	$9,088	7.8%	$5,943	5.3%
Wood Treating Chemicals	3,932	14.5%	3,171	13.6%	12,403	14.0%	11,372	15.5%

Total	$7,836		$4,758		$21,491		$17,315

(1)	Segment income from operations includes allocated corporate overhead expenses.